Exhibit 99.2

Q2-11 Earnings call

Jane Introduction

Thanks Sayid.

Good afternoon.  I would like to welcome everyone to SMTC’s second quarter earnings call.  Joining me today are Co-Chief Executive Officers Alex Walker and Claude Germain.

I’d like to remind everyone that this presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties.  The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees.  Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on Form 10-K; on subsequent reports on Form 10-Q and Form 8-K and our other filings with the Securities and Exchange Commission and SEDAR.

For our agenda today, I will first cover our second quarter results then Alex and Claude will provide closing comments, which will then be followed by a question and answer period.

As you can see from our press release issued earlier today, the second quarter remained challenging stemming from revenues dropping 13% from last quarter and 31% from the record levels achieved during the same period last year. While we have an aggressive plan to increase revenues, consistent with our past practice, we have significantly reduced costs through the execution of our restructuring plan in order to remain profitable. We did take a $1.7 million restructuring charge in the quarter; these restructuring charges combined with those of the fourth quarter have a payback of approximately four months.  We expect these restructuring activities to pay dividends as revenues are expected to improve in the fourth quarter.  Importantly, debt levels have been reduced by $3.2 million through reduction of inventory and receivables; further debt reduction is expected from earnings and working capital in the back half of the year.

Revenue for the second quarter decreased 13% from the prior quarter and  31% from the same quarter last year to $48.8 million .The Company recorded net income of $0.7 million in Q2, excluding a $1.7 million restructuring charge, compared to $1.1 million last quarter, excluding a $0.3 million restructuring charge, and  $3.2 million for same quarter of 2010. Including this charge, a net loss of $1.0 million was reported.

Compared to the same period last year, revenue decreased $22.4 million, reflecting a reduction in customer orders driven by end market reduced demand, including two customers with products moving toward end of life, and attrition. Somewhat offsetting this decline, newer customers have contributed over $10 million in increased revenue in Q2.  Sequentially, revenue was $7.5 million lower than the $56.3 million recorded in the prior quarter largely caused by one longstanding customer correcting inventory levels which is expected to be a temporary adjustment.

Q2-11 Earnings call

Our prospective customer pipeline is expanding as a result of our investments in customer facing personnel and as we refine our customer acquisition strategy.  We are currently working on new customer introduction and qualification for several new customers for which we expect to see meaningful revenues in the fourth quarter. Site visits continue at a high frequency; a good indicator of future new customer acquisitions.

Gross margin for the quarter was $4.6 million or 9.4%.  This compares with $5.1 million or 9.1% in the prior quarter, and $8.4 million or 11.7% for Q2 of last year.  The reduction was largely due to lower revenue levels.  As a result of the restructuring plan, margins have improved from 9.1% to 9.4% and we remain focused on increasing margins back to the 10% level.

In the quarter, selling, general and administrative costs were $3.4 million compared with $3.6 million last quarter and $4.7 million for the same period a year earlier.  The variance from last year was largely due to variable based compensation last year and restructuring in the current year.  We continue to manage administrative costs aggressively; however we are impacted by the stronger Canadian dollar in which much of our administration costs are denominated.  We do plan to continue to tightly manage selling, general and administrative expenses.

During the second quarter of 2011 the Company continued the plan initiated last quarter to streamline operations in response to reductions in revenues.  The Company recorded restructuring charges of $1.7 million, consisting of severance costs of $0.4 million at the Mexico facility and $1.3 million at the Markham facility and corporate office. The Company reduced staff levels by approximately 120 in Mexico and 70 in Markham.  Year to date, we have reduced 25% of our workforce though we have invested in customer facing personnel.  Further reductions are being made in the third quarter which may result in further restructuring charges, albeit modest compared to Q2, if any.

Interest expense increased in the quarter from $286 thousand last quarter to $369 thousand this quarter due to an increase in average debt; however ending debt levels were brought down below levels last quarter as inventory was reduced back to more historical levels from the highs of the first quarter. We expect this will result in a reduction of average debt in the third quarter. Interest costs have declined from last year’s expense of $451 thousand due to lower average debt levels and lower interest rates.  Overall, our average interest rate for the quarter was 3.5%.  We do expect increases in the interest rates going forward however the impact will be largely offset by reduced debt levels.

On an EBITDA basis, we generated $1.9 million compared to $2.3 million last quarter and $4.4 million in Q2 of 2010.

Q2-11 Earnings call

The Company generated $3.7 million in cash from operations.  We were essentially cash neutral from earnings and generated cash from working capital, excluding cash in bank, of $3.9 million in the quarter.   Net debt decreased by $3.2 million.  Our goal is to become debt free; and we expect to be moving toward this target by the end of this year.  Average debt increased for the first time in several quarters and was $2.6 million higher this quarter compared to the prior quarter driven by higher inventory levels coming into the second quarter which were corrected through the quarter.   The Company and its banks amended its credit facilities to revise covenant levels such that the Company expects to remain within covenants over the next year based on our current projections.  In addition, Wells Fargo has agreed to increase our borrowing base levels on inventory to allow increased flexibility.

Inventory decreased from $43.1 million last quarter to $34.6 million.  Inventory is procured as directed by our customers and customers generally retain liability for all inventory.   With the reduction in customer end market demand and the resulting push out of orders in Q1, we were carrying excess inventory; however, we worked closely with our customers through the second quarter on actions to correct inventory levels, successfully reducing inventory by $8.5 million.  Our goal for 2011 is to further reduce the number of days of inventory.

Accounts receivable was $29.4 million, decreased from the prior quarter at $36.1 million.
Accounts payable was $27.2 million, decreased from $39.9 million last quarter. Note that days were decreased from 70 days to 56 days.  A large portion on the decrease was based on the higher inventory levels brought in for the first quarter and paid for before the end of the second quarter.  We do expect payables to return to normal levels in this third quarter.

Capital investments were $0.2 million in the quarter.  We expect expenditures to remain modest for the remainder of the year, addressing requirements largely for new customers.

With that, let me now turn the call over to Alex.

Alex

Thanks Jane and good afternoon everyone.

Firstly on behalf of Claude Germain, my Co-CEO, and myself, I would like to say that we are excited to be here today in a permanent capacity.  During our interim period we refocused and reprioritized the activities of the business around several core strategic initiatives.

Coming in to SMTC it was very clear that the business was top heavy and operating with an inappropriately high cost structure.  Our first priority has been to aggressively right size our cost structure.  As Jane mentioned, we have taken a $1.7 million restructuring charge and more than achieved our target of reducing annual costs by $5 million.  Aside from reducing costs, we have also turned our focus to improving our margins and our

Q2-11 Earnings call

service levels. To this end, we have begun a comprehensive operational excellence initiative and begun to tightly measure, monitor and improve key performance areas.  In addition, we are on target to achieve a $10 million improvement in working capital this calendar year as well.  While these efforts set the foundation for sustained and improved profitability, we are also proactively seeking strategic opportunities to expand our business through acquisitions in both North America and Asia.

I will now turn the call over to Claude.

Claude

Thanks Alex and good afternoon everyone.

One of our strategic initiatives for the business has been to streamline our organization to be more customer centric, to reduce costs and to create a leaner more entrepreneurial organization structure.  Towards this end we have moved to reduce our workforce by 25%, begun to top grade the organization from top to bottom and implemented a variable based pay program.

Another strategic initiative has been to grow our top line both in magnitude as well as in the number of new customers.  We are aggressively pursuing new customer wins and share of wallet gains by reinvigorating our business development and marketing functions as well as reorganizing our account management group especially to be closer to our customers. We do not expect these initiatives to show significant results in Q3; however we do anticipate that, barring any major macroeconomic changes several new customer wins in combination with our cost reduction and margin enhancement initiatives will result in a much improved Q4.  On an EBITDA basis, we expect that Q4 will be the best quarter of 2011.

Jane.

Jane

I think with that Sayid, we will open the call for any questions.

Thank you.